Exhibit 99.1

Representation to the Securities and Exchange Commission Pursuant to Item 8.A.4 of Form 20-F

TELUS International (Cda) Inc. (the “Company”) has included in this Registration Statement on Form F-1 audited consolidated statements of financial position as at December 31, 2019 and 2018, and the consolidated statements of income and other comprehensive income, changes in owners’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2019 prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and unaudited condensed interim consolidated statements of financial position as at September 30, 2020, and unaudited condensed interim consolidated statements of income and other comprehensive income and cash flows for the three and nine months ended September 30, 2020 and 2019, and unaudited condensed interim consolidated statement of changes in owners’ equity for the nine months ended September 30, 2020 and 2019.

Instruction 2 to Item 8.A.4 of Form 20-F (the “Instruction”) provides that a company may comply with only the 15-month requirement in such item if the issuer is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.

Pursuant to the Instruction, the issuer hereby represents to the U.S. Securities and Exchange Commission that:

1.                                      the Company is not required by any jurisdiction outside the United States, including Canada, to comply with a requirement to issue audited financial statements not older than 12 months after the Company’s fiscal year-end;

2.                                      full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company;

3.                                      the Company does not anticipate that its audited financial statements for the fiscal year ended December 31, 2020 will be available until approximately February 23, 2021; and

4.                                      in no event will the Company seek effectiveness of this registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

Date: January 25, 2021

TELUS INTERNATIONAL (CDA) INC.

By:	/s/ Vanessa Kanu
Vanessa Kanu
Chief Financial Officer